Exhibit 10.1
FIFTH THIRD BANK
Canadian Branch
20 Bay Street, 12th Floor Toronto, Ontario
M5J 2N8
January 13, 2011

Catalytic Solutions, Inc.	Engine Control Systems Limited
4587 Telephone Road, Suite 206	83 Commerce Valley Drive East
Ventura, California	Thornhill, Ontario
93003-5665 USA	L3T 7T3

Attention: Nikhil A. Mehta	Attention: Donald A. Andrews
Chief Financial Officer	President
Re: Forbearance
Dear Sirs:
We refer to the Second Amended and Restated Loan Agreement dated as of June 27, 2008 between Engine Control Systems Limited, Catalytic Solutions, Inc. and Engine Control Systems Europe AB as Borrowers, together with ECS Holdings, Inc., Engine Control Systems Ltd., Unikat Acquisition Co. AB, Catalytic Solutions Holdings, Inc., successor by merger with CDTI Merger Sub, Inc. (“CSI”) Catalytic Solutions Holdings International, Applied Utility Systems, Inc. (now CSI Aliso, Inc.) and Catalytic Solutions South Africa (Proprietary) Limited as Supporting Subsidiaries and Fifth Third Bank as the Bank (as amended to the date hereof, the “Loan Agreement”). We also refer to the Forbearance and Reaffirmation Agreement date as of September 17, 2009 between the parties to the Loan Agreement other than Catalytic Solutions Holdings International, Catalytic Solutions South Africa (Proprietary) Limited and Unikat Acquisition Co. AB, all of which have ceased to exist or be maintained as separate corporate entities (the “Forbearance Agreement”). Capitalized terms used but not defined in this letter have the meanings assigned in the Loan Agreement or the Forbearance Agreement (as amended in both cases by the various Forbearance Period extension agreements described below), as appropriate, unless otherwise provided.
We also refer to the agreements between the Loan Parties and the Bank dated December 1, 2009, January 31, 2010, April 30, 2010 and August 31, 2010 pursuant to which the Bank consented to the extension of the Forbearance Period to, ultimately, January 13, 2011, subject to certain terms and conditions.
Under the fourth Forbearance Period extension of August 31, 2010, the Forbearance Period was extended to January 13, 2011. Te effect of the ending of the Forbearance Period is that all amounts outstanding under the Loan Agreement become due and payable on January 13, 2011.
The Loan Parties have requested that the Bank extend the Forbearance Period notwithstanding the various outstanding Forbearance Defaults and Events of Default that continue to exist as of the date of this letter (the “Existing Defaults”) by a period of up to 60 days to March 14, 2011 in order to give the Loan Parties to repay the Obligations in full.

In order to induce the Bank to agree to the foregoing requests and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1)	CSI shall continue to actively pursue its recapitalization plans and keep the Bank informed of its progress.
2)
The Forbearance Agreement is hereby amended to change the date referenced in Section 2.1(a) from “January 13, 2011” to “February 14, 2011”. Demand under the Loan Agreement or breach or default under the Loan Agreement by any Loan Party shall be a “Forbearance Default” under the Forbearance Agreement.

3)	The Bank will extend the Forbearance Period to March 14, 2011 if:
a)	no Default, Forbearance Default or Event of Default occurs after the date of this letter,

b)	a commitment letter in form and substance acceptable to the Bank, providing for a financing commitment in amounts sufficient to pay all Obligations in full, is delivered to the Bank; and

c)	the Loan Parties pay a further fee of USD50,000 or the Canadian equivalent thereof.
4)
The Borrower shall pay the Bank a forbearance and amendment fee of USD50,000 or the Canadian equivalent thereof immediately upon acceptance of this letter agreement and shall pay all outstanding fees and expenses of the Bank’s counsel at that time.

5)	The Loan Parties shall cooperate with the Bank in refreshing the Bank’s security over the property, assets and undertaking of the Loan Parties.
6)
All amounts outstanding under the Loan Agreement are due and payable on February 14, 2011 unless the further Forbearance Period extension contemplated in paragraph 2 above is invoked, in which case all amounts outstanding under the Loan Agreement shall be due and payable on March 14, 2011.

The effectiveness of this Forbearance Agreement is subject to and conditional upon receipt by the Bank of an executed copy of this fifth Forbearance Period extension agreement and the forbearance amendment fee of USD50,000 or the Canadian equivalent thereof set out in paragraph 4.
Except as expressly stated in this letter agreement, the Forbearance Agreement, the Loan Agreement and the other Facility Documents remain in full force and effect, unamended except as necessary to give effect to this letter agreement.
Each Loan Party repeats and confirms the ratifications, reaffirmations, representations and covenants given in Sections 1.3, 4, and 5 of the Forbearance Agreement with effect as of January 13, 2011 and acknowledge that the Existing Defaults remain in effect and are uncured and unwaived. In addition, CSI, as the successor by merger with CDTI Merger Sub, Inc., acknowledges, confirms and agrees that it is liable for, and it promises to pay, perform, and observe, all of the terms, covenants, conditions, obligations, liabilities, indebtedness, and other Obligations of CSI to the Bank. All costs and expenses of the Bank under or in respect of this letter agreement are for the account of CSI and ECS.

Each Loan Party, on such Loan Party’s behalf and, as applicable, on behalf of such Loan Party’s officers, directors, members, managers, shareholders, administrators, heirs, beneficiaries, affiliates, subsidiaries, successors and assigns, hereby represents and warrants that such Loan Party has no claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever, whether in law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against the Bank, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing’s respective directors, officers, employees, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Bank Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. Each Loan Party, on such Loan Party’s behalf and, as applicable, on behalf of such Loan Party’s officers, directors, members, managers, shareholders, administrators, affiliates, subsidiaries, successors and assigns, voluntarily releases and forever discharges and indemnifies and holds harmless all Bank Parties from any and all Claims and other third-party claims that may be asserted against the Bank Parties, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of this letter agreement or any other Facility Document, (b) any actions, transactions, matters or circumstances related hereto or thereto, (c) the conduct of the relationship between any Bank Party and any Loan Party, or (d) any other actions or inactions by any Bank Party, all on or prior to the date such party executes this letter agreement.
Each Loan Party hereby waives (a) any and all rights under any theory of marshaling or ordering of the disposition of collateral; (b) any claim that the Bank has impaired any subrogation rights of any Loan Party against any other obligor or endorser of the Obligations; (c) any claim that any Loan Party’s obligations under this letter agreement or any of the other Facility Document are released, discharged, affected, modified or impaired by any event except payment in full of the Obligations; and (d) any claim against the Bank on any theory of liability for consequential, special, indirect or punitive damages. The Bank may apply any and all proceeds of the Loan Collateral to the Obligations in any order or method elected by the Bank in its discretion, and the Bank will not be obligated to sell or otherwise dispose of any of the Loan Collateral in any particular order or by any particular method.
This letter agreement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable thereto. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario, sitting in Toronto, in any action or proceeding arising out of or relating to this letter agreement, the Loan Agreement, the Forbearance Agreement and each other Facility Document, and agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such court and waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
[Signature Pages Follow]

Please acknowledge your understanding of and agreement to the foregoing by signing the attached copy of this letter agreement and returning it to the undersigned. This letter agreement may be signed in counterparts each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same document. This letter agreement may be delivered by facsimile or other electronic transmission capable of printing and such delivery shall have the same force and effect as the delivery of originally signed documents. This letter agreement shall be effective as of the date first above written.

Very truly yours; FIFTH THIRD BANK
By:	/s/ Charles J. Miller
Charles J. Miller, Vice President
Acknowledged and agreed as of the date first above written:

CATALYTIC SOLUTIONS, INC.		CSI ALISO, INC.

By:	/s/ Nikhil A. Mehta	By:	/s/ Nikhil A. Mehta
	Nikhil A. Mehta, Chief Financial Officer		Nikhil A. Mehta, Chief Financial Officer

By:	/s/ Charles F. Call	By:	/s/ Charles F. Call
	Charles F. Call, Chief Executive Officer		Charles F. Call, President

ECS HOLDINGS, INC.		ENGINE CONTROL SYSTEMS LTD.

By:	/s/ Nikhil A. Mehta	By:	/s/ Nikhil A. Mehta
	Nikhil A. Mehta, Chief Financial Officer		Nikhil A. Mehta, Chief Financial Officer

By:	/s/ Charles F. Call	By:	/s/ Christopher J. Harris
	Charles F. Call, President		Christopher J. Harris, President

CATALYTIC SOLUTIONS HOLDINGS, INC.		ENGINE CONTROL SYSTEMS EUROPE AB

By:	/s/ Nikhil A. Mehta	By:	/s/ Lars Hergart
	Nikhil A. Mehta, Chief Financial Officer		Lars Hegart, Director

By:	/s/ Charles F. Call	By:	/s/ Christopher J. Harris
	Charles F. Call, President		Christopher J. Harris, Director

ENGINE CONTROL SYSTEMS LIMITED

By:	/s/ Nikhil A. Mehta
Nikhil A. Mehta, Chief Financial Officer

By:	/s/ Christopher J. Harris
Christopher J. Harris, President